                                                                     EXHIBIT 3.6

                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                             RIGHTS, AND LIMITATIONS
                                       OF
               SERIES B 12% CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                           NEOMEDIA TECHNOLOGIES, INC.

         Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "GCL"), Neomedia Technologies, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: The Corporation was incorporated in the State of Delaware on July 29, 1996, and the authorized number of shares of preferred stock, par value US$0.01 per share, of the Corporation is 10,000,000, of which (i) 200,000 have been designated as Series A Preferred Stock, of which no shares are issued and outstanding and (ii) 47,511 are currently designated Series A Convertible Preferred Stock (following the conversion of 452,489 shares of Series A Convertible Preferred Stock into shares of the Corporation's common stock, par value US$0.01 per share, on January 2, 2002, as a result of which 452,489 shares of Series A Convertible Preferred Stock were returned to the undesignated and unissued shares of preferred stock of the Corporation pursuant to the terms of the Certificate of Designations To Create A Class Of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on June 20, 2001), of which no shares are issued and outstanding; and

         SECOND: Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and by the provisions of Sections 141 and 151 et seq. of the GCL, the Board of Directors, at a meeting duly called pursuant to notice duly given, adopted the following resolutions authorizing the designation of an aggregate of 100,000 shares of Series B 12% Convertible Redeemable Preferred Stock, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or By-Laws of the Corporation:

         "WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences, and relative participating, optional, voting, or other special rights, and the qualifications, limitations, or restrictions thereof; and

         WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the terms of one series of preferred stock.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation (the "Board of Directors") by Section 151 of the GCL, and in accordance with the provisions of the Certificate of Incorporation of the Corporation, one series of preferred stock, par value US$0.01 per share, of the Corporation designated as Series B 12% Convertible Redeemable Preferred Stock and consisting of 100,000 shares (the "Series B Preferred Stock") be, and it hereby is, created and provided for with the terms, powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions set forth below:

1.       Dividend Rights.

         (a) Holders of Series B Preferred Stock, in preference to the holders of all classes and series of common stock of the Corporation, the Series A Preferred Stock of the Corporation, the Series A Convertible Preferred Stock of the Corporation and any other class or series of preferred stock of the Corporation which is not expressly designated as senior to, or on parity with, the Series B Preferred Stock of the Corporation (collectively, "Junior Stock") with respect to the payment of dividends or distributions, shall be entitled to receive out of funds that are legally available therefor, cash dividends at the rate of twelve percent (12.0%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred Stock. The "Original Issue Price" of the Series B Preferred Stock shall be Ten Dollars (US$10.00) per share (as adjusted for any stock split, combination or similar event or transaction directly affecting the Series B Preferred Stock). Such dividends shall accrue from the date of issuance of the relevant shares of Series B Preferred Stock and shall cease to accrue on the date immediately preceding the Redemption Date (as defined in Section 5).

         (b) Except as provided in Section 1(a), Section 3 (Liquidation Rights) and Section 5 (Redemption Rights) hereof, no dividends or distributions shall be declared or paid on, or in respect of, the Series B Preferred Stock.

2.       Voting Rights.

         (a) General Rights. Except as otherwise provided herein or as required by law, the Series B Preferred Stock shall vote as one class with the shares of the common stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of the common stock of the Corporation, in each case upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to one vote per each share of Series B Preferred Stock held by such holder.

         (b) Separate Vote of the Series B Preferred Stock. Notwithstanding anything to the contrary in Section 2(a), for so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent required by non-waivable provisions of the GCL to be taken by the holders of Series B Preferred Stock separately as a class, the affirmative vote or written consent of the holders of at least a majority of the outstanding Series B Preferred Stock, voting separately as a class, shall be necessary for the Corporation to effect or validate any alteration or amendment to the Corporation's Certificate of Incorporation (including this certificate) having an adverse effect on the terms, powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series B Preferred Stock; provided, that, the creation or designation of a class or series of the capital stock of the Corporation with any powers, designations, preferences and relative, participating, optional or other special rights senior to, or on parity with, the Series B Preferred Stock in one or more regards shall not be deemed to require the affirmative vote of holders Series B Preferred Stock voting separately as a class.

3.       LIQUIDATION RIGHTS.

         (a) Upon the occurrence of a Liquidation Event (as defined in Section 2(c)), before any distribution or payment shall be made to the holders of any Junior Stock with respect to the entitlement to receive of liquidation proceeds upon the occurrence of a Liquidation Event, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available therefor an amount equal to Twelve Dollars (US$12.00) for each outstanding share of Series B Preferred Stock (as adjusted for any stock split, combination or similar event or transaction directly affecting the Series B Preferred Stock) held by them (such amount payable as to each such share of Series B Preferred Stock, the "Liquidation Preference"). If, upon any such Liquidation Event, the remaining assets of the Corporation legally available for payment of the aggregate amount of all Liquidation Preferences payable in respect of outstanding shares of Series B Preferred Stock (after payment of requisite liquidation distributions or payments to holders of shares of any class or series of capital stock of the Corporation with a liquidation preference senior to the Series B Preferred Stock) shall be insufficient to make payment in full of all Liquidation Preferences payable with respect to outstanding shares of Series B Preferred Stock in accordance with this Section 3(a), then all such remaining assets legally available therefor shall be distributed among the holders of shares of Series B Preferred Stock at the time outstanding and the holders of shares of any class or series of capital stock of the Corporation at the time outstanding with a liquidation preference on parity with the Series B Preferred Stock, ratably among them in proportion to the full amounts to which they would otherwise be respectively entitled.

         (b) After the payment of the full Liquidation Preference on each share of Series B Preferred Stock as provided in Section 3(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of any Junior Stock with respect to the entitlement to receive liquidation proceeds upon the occurrence of a Liquidation Event, in accordance with the respective terms and provisions of such Junior Stock.

         (c) For the purposes hereof, any liquidation, dissolution, or winding up of the Corporation which occurs prior to the Redemption Date, whether voluntary or involuntary, shall be deemed to be a "Liquidation Event".

         (d) In any Liquidation Event, if the assets or liquidation proceeds available for distribution are other than cash, the value of any such property will be deemed its fair market value as determined by the Board of Directors. Any securities included in such consideration shall be valued as follows:

                  (i) securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                           (A) if listed or traded on the Nasdaq Stock Market
                  (or a similar national market or exchange), the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the date of the relevant Liquidation Event, or such shorter period as the relevant securities are listed or traded thereon for the period ending three (3) days prior to the relevant Liquidation Event;

                           (B) if traded over-the-counter, the value shall be
                  deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the date of the relevant Liquidation Event, or such shorter period as the relevant securities are listed or traded thereon for the period ending three (3) days prior to the relevant Liquidation Event;

                           (C) if the relevant securities are listed or traded
                  on a national market or exchange or over-the-counter as described in Sections 3(d)(i)(A) and 3(d)(i)(B), but no such securities are sold during the thirty (30) day period ending three (3) days prior to the date of the relevant Liquidation Event, the value shall be deemed to be the average of the high bid and low asked prices at closing over such thirty (30) day period; and

                           (D) if there is no public market in the relevant
                  securities, the value shall be the fair market value thereof, as determined by the Board of Directors.

                  (ii) the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or
         (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors, or such shorter period as the relevant securities are listed or traded three (3) days prior to the relevant Liquidation Event.

4.       Conversion Rights.

         The Series B Preferred Stock shall be converted into shares of the common stock of the Corporation upon the following terms:

                  (a) Mandatory Conversion. Subject to, and in compliance with, the provisions of this Section 4, on the Redemption Date, all shares (and any fractional shares) of Series B Preferred Stock which are not redeemed on the Redemption Date in accordance with Section 5 shall, immediately following redemption pursuant to Section 5, be converted automatically into fully-paid and nonassessable shares of Existing Common Stock (as defined below). The number of shares of Existing Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series B Conversion Rate (as defined in Section 4(b)) then in effect by the number of shares (and fractional shares) of Series B Preferred Stock held by such holder which are being converted.

                  (b) Series B Conversion Rate. Except as otherwise provided in
         Section 4(c), the conversion rate for conversion of the Series B Preferred Stock pursuant to Section 4(a) (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Series B Conversion Price (as defined in Section 4(d)) by the Ninety Day Share Price (as defined in Section 4(d)).

                  (c) Notwithstanding anything to the contrary herein, if the number of shares of Existing Common Stock issuable upon conversion of outstanding shares of Series B Preferred Stock in accordance with
         Section 4(a) would, following the issuance of such shares of Existing Common Stock, represent in the aggregate more than 19.9% of the outstanding shares of the capital of the Corporation on an as-converted basis as of the time immediately prior to the Redemption Date, then the Series B Conversion Rate shall be adjusted to the extent necessary to cause the shares of Existing Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock in accordance with
         Section 4(a) to equal, upon issuance thereof, 19.9% of the outstanding shares of the capital stock of the Corporation on an as-converted basis, in the aggregate, as of the time immediately prior to the Redemption Date (the Series B Conversion Rate as adjusted, the "Adjusted Conversion Rate").

                  (d) Certain Definitions. For the purposes hereof, the following capitalized terms shall have the meanings ascribed to them below:

                           "Existing Common Stock" means the Class A Common
                  Stock, par value US$0.01 per share, of the Corporation; provided, that, if the Class A Common Stock does not exist, for any reason, on the Redemption Date, then "Existing Common Stock" shall mean the Corporation's then-existing class or series of common stock; provided, further, that, in the case of the existence on the Redemption Date of multiple classes or series of common stock of the Corporation other than Class A Common Stock, the "Existing Common Stock" shall be deemed to be the class or series of common stock of the Corporation without preferences or relative, participating, optional or other special rights, and, subject to the preferences and relative, participating, optional or other special rights of any other class or series of capital stock of the Corporation, full voting power and unlimited dividend and liquidation rights.

                           "Ninety Day Share Price" means the lowest sale price
                  for a share of the Existing Common Stock on the principal securities exchange, market, bulletin board or other public quotation system on which the Existing Common Stock is listed or traded on the date immediately preceding the Redemption Date, determined over the ninety (90) day period immediately preceding the Redemption Date or such lesser period as shares of Existing Common Stock have been listed on such exchange, market, bulletin board or other public quotation system, or if no shares of Existing Common Stock are sold during such period, the average of the high bid and low asked prices at closing over such ninety (90) day period; provided, however, that if no shares of the Existing Common Stock are listed or traded on a securities exchange, market, bulletin board or other public quotation system, the "Ninety Day Share Price" shall mean the fair market value of a share of Existing Common Stock on the day immediately preceding the Redemption Date, as determined by the Board of Directors; provided, further, that, notwithstanding anything to the contrary herein, in the event that the Ninety Day Share Price, as determined pursuant to the foregoing provisions, shall be less than US$0.20, the Ninety Day Share Price shall be deemed to be US$0.20.

                           "Series B Conversion Price" means an amount initially
                  equal to the Redemption Price, but subject to adjustment after the Original Issue Date (as defined in Section 4(f)) in accordance with the terms of this Section 4. All references to the "Series B Conversion Price" herein shall mean the Series B Conversion Price as so adjusted as of the relevant date of determination.

                  (e) No further action by the holders of Series B Preferred Stock or the Corporation shall be required to effect the conversion of shares of Series B Preferred Stock on the Redemption Date and following conversion of the unredeemed shares of Series B Preferred Stock in accordance with this Section 4, all rights of the respective holders thereof with respect to such converted shares shall cease, except only the rights of the relevant holders thereof to receive, upon presentation of the certificate or certificates representing the shares of Series B Preferred Stock so converted as described below, a certificate or certificates for shares of the Existing Common Stock or other property issuable upon conversion of such holder's remaining shares of Series B Preferred Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Existing Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation and its representatives and agents from any loss incurred by such persons or entities in connection with such certificates. On the Redemption Date, each holder of Series B Preferred Stock shall surrender the certificates representing all of such holder's shares of Series B Preferred Stock at the principal offices of the Corporation or any transfer agent for the Series B Preferred Stock in accordance with
         Section 4(m). Thereupon, there shall be issued and delivered to the relevant holder promptly at such address and in the holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Existing Common Stock into which the shares of Series B Preferred Stock surrendered, and not otherwise redeemed pursuant to Section 5, were converted on the Redemption Date. Such certificates for Existing Common Stock delivered by the Corporation in accordance with this Section 4(e) shall be accompanied by a certificate (the "Conversion Certificate"), signed by an officer of the Corporation certifying (i) the Ninety Day Share Price or the Adjusted Conversion Rate (as appropriate depending on whether the provisions of Section 4(c) are operative with respect to the conversion of the Series B Preferred Stock pursuant to this Section 4),
         (ii) the number of outstanding shares of (A) Existing Common Stock and
         (B) outstanding shares of the capital stock of the Corporation on an as-converted basis as of the time immediately prior to the Redemption Date, and (iii) the number of shares (including fractional shares) of Series B Preferred Stock held by the relevant holder immediately following the redemption of Series B Preferred Stock pursuant to
         Section 5 and immediately prior to conversion of the unredeemed shares of the Series B Preferred in accordance with this Section 4. Certificates for shares of Existing Common Stock delivered in accordance with this Section 4(e) and the Conversion Certificate shall each be deemed to be correct and conclusive absent manifest error.

                  (f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series B Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding shares of Existing Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Existing Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment pursuant to this Section 4(f), solely to the extent applicable to, or in respect of, the class or series of Existing Common Stock actually issued upon conversion of unredeemed shares of Series B Preferred Stock pursuant to this Section 4, shall be carried forward and become effective as of the Redemption Date.

                  (g) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Existing Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Existing Common Stock without the payment of additional consideration, in each such event the Series B Conversion Price that is then in effect shall be proportionately decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Existing Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Existing Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Existing Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution. Notwithstanding anything to the contrary herein, any adjustment pursuant to this Section 4(g) shall be carried forward and, solely to the extent applicable to or in respect of the class or series of Existing Common Stock actually issued upon conversion of unredeemed shares of Series B Preferred Stock pursuant to this Section 4, shall become effective as of the Redemption Date.

                  (h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Existing Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than in connection with an Acquisition (as defined below) or Asset Transfer (as defined below), or a subdivision or combination of shares, or a stock dividend or distribution, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
         4), in any such event each holder of Series B Preferred Stock shall have the right thereafter to receive upon conversion of their shares of Series B Preferred Stock on the Redemption Date the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the shares of Existing Common Stock into which such shares of Series B Preferred Stock would then be convertible immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. Notwithstanding anything to the contrary herein, any adjustment pursuant to this Section 4(h) shall be carried forward and, solely to the extent applicable to or in respect of the class or series of Existing Common Stock actually issued upon conversion of unredeemed shares of Series B Preferred Stock pursuant to this Section 4, shall become effective as of the Redemption Date. For the purposes hereof, the following capitalized terms shall have the meanings ascribed to them below:

         "Acquisition" means any consolidation or merger of the Corporation as a result of which the Corporation is not the surviving entity;

         "Asset Sale" means the sale, lease, license or other disposition of all, or substantially all, of the assets of the Corporation.

                  (i) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Existing Common Stock (other than a recapitalization, reclassification, subdivision, combination, exchange or substitution of shares provided for elsewhere in this Section 4) or an Acquisition or an Asset Sale shall be consummated, as a part of such capital reorganization, Acquisition or Asset Sale, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock on the Redemption Date the number of shares of stock or other securities or property to which a holder of the number of shares of Existing Common Stock then deliverable upon conversion of shares of Series B Preferred Stock would have been entitled upon consummation of such capital reorganization, Acquisition or Asset Sale, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization, Acquisition or Asset Sale to the end that the provisions of this Section 4 (including adjustment of the Series B Conversion Price then in effect and the number of shares of Existing Common Stock issuable upon conversion of the Series B Preferred Stock on the Redemption Date) shall be applicable after that event and be as nearly equivalent as practicable. Notwithstanding anything to the contrary herein, any adjustment pursuant to this Section 4(i) shall be carried forward and, solely to the extent applicable to, or in respect of, the class or series of Existing Common Stock actually issued upon conversion of unredeemed shares of Series B Preferred Stock pursuant to this Section 4, shall become effective as of the Redemption Date.

                  (j) Certificate of Adjustment. In each case of the occurrence of events or circumstances which would require an adjustment or readjustment of (i) the Series B Conversion Price for the number of shares of Existing Common Stock or other securities issuable upon conversion of the Series B Preferred Stock on the Redemption Date, or
         (ii) the type or amount of other property issuable upon conversion of the Series B Preferred Stock on the Redemption Date, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall promptly deliver such certificate to each registered holder of Series B Preferred Stock. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of the type and amount, if any, of other property which at the time would then be received upon conversion of the Series B Preferred Stock on the Redemption Date, which statement shall be deemed to be correct and conclusive absent manifest error.

                  (k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution described in Section 4(g), or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the then outstanding Series B Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Existing Common Stock (or other securities) shall be entitled to exchange their shares of Existing Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, Asset Transfer, dissolution, liquidation or winding up.

                  (l) Fractional Shares. No fractional shares of Existing Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Existing Common Stock (including fractions thereof) issuable upon conversion of the Series B Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the aggregate number of shares of Existing Common Stock issuable upon conversion of the Series B Preferred Stock shall be rounded down to the nearest whole share of Existing Common Stock.

                  (m) Notices and Deliveries. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified (signature required), (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices and other deliveries to holders of Series B Preferred Stock provided for herein shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation or, if to the Corporation or its transfer agent, to the principal offices thereof or such other address as may be designated in a written notice delivered in accordance with this Section 4(m).

                  (n) Payment of Taxes. The Corporation will pay all stock transfer taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Existing Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Existing Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

                  (o) Converted Shares. All shares of the Series B Preferred Stock converted pursuant to this Section 4, or otherwise acquired by the Corporation in any manner whatsoever, shall be returned to the Corporation's authorized, but unissued, shares of undesignated preferred stock; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series B Preferred Stock accordingly.

5.       REDEMPTION RIGHTS.

         (a) On the first anniversary of the Original Issuance Date (the "Redemption Date"), each holder of Series B Preferred Stock shall surrender all certificates representing such holder's ownership of Series B Preferred Stock to the Corporation as provided in Section 4(e). On the Redemption Date, the Corporation shall redeem the Series B Preferred Stock to the extent of the funds of the Corporation legally available therefor, except as otherwise provided in
Section 5(b)(ii). Each share of Series B Preferred Stock shall be redeemed pursuant to this Section 5 for an amount equal to its respective Redemption Price (as defined below). The redemption price per share of Series B Preferred Stock (the "Redemption Price") shall be the sum of Fifteen Dollars (US$15.00) (as adjusted for any stock split, combination or similar event or transaction directly affecting the Series B Preferred Stock) plus all accrued but unpaid dividends thereon, excluding the Redemption Date. The relevant Redemption Price shall be prorated for fractional shares of Series B Preferred Stock.

         (b) Redemption Procedure.

                  (i) To the extent that, as of the Redemption Date, the funds of the Corporation legally available for redemption payments to the holders of Series B Preferred Stock pursuant to this Section 5 will be, or are anticipated to be, insufficient to redeem all shares of Series B Preferred Stock for their respective Redemption Prices (as determined in the sole discretion of the Board of Directors in good faith), the Corporation shall send a written notice to the holders of Series B Preferred Stock in accordance with the requirements of Section 4(m) not less than thirty (30) days prior to the Redemption Date, which notice (the "Redemption Notice") shall state the assets of the Corporation believed by the Corporation to be legally available for redemption payments to such holders on the Redemption Date.

                  (ii) On the Redemption Date, the Corporation shall redeem the Series B Preferred Stock to the extent of its funds legally available for such redemption, pro rata among the holders of Series B Preferred Stock or as such holders otherwise agree in writing, provided that such written agreement of the holders (the "Redemption Agreement") is delivered to the Corporation in accordance with the requirements of
         Section 4(m) not less than five (5) days prior to the Redemption Date. Notwithstanding anything to the contrary herein, any holder (or all holders) of Series B Preferred Stock may waive his or its respective rights to redemption of his or its Series B Preferred Stock on the Redemption Date, in which case funds legally available for payment of redemption payments shall be paid pro rata to participating holders of Series B Preferred or as otherwise specified in the Redemption Agreement.

                  (iii) On the Redemption Date, regardless of whether the certificate or certificates representing the shares of Series B Preferred Stock redeemed on such date have been surrendered for cancellation, or whether the respective Redemption Price for such shares (or fractional shares) of Series B Preferred Stock has been received by the relevant holder, each share (or fractional share) of Series B Preferred Stock redeemed in accordance with this Section 5 shall no longer be deemed outstanding and all rights with respect to any such share shall forthwith cease following such redemption, except only the right of the holder thereof to receive, upon presentation in accordance with the requirements in Section 4(e) of the certificate or certificates representing shares redeemed pursuant to this Section 5, the applicable Redemption Price for such share (or fractional share), without interest thereon. Promptly (but in no event more than thirty
         (30) days) following the Redemption Date, the Corporation shall pay each holder of shares (or fractional shares) of Series B Preferred Stock redeemed on the Redemption Date the aggregate Redemption Price for the shares (or fractional shares) of Series B Preferred Stock redeemed from such holder in accordance herewith; provided, that, notwithstanding anything to the contrary herein, the Corporation shall not be required to make any payment in respect of shares (or fractional shares) of Series B Preferred Stock redeemed pursuant to this Section 5 until actual delivery to the Corporation or its agents of the certificates representing the shares redeemed hereby, such delivery to be conducted in accordance with the requirements in Section 4(e).

                  (iv) All shares (or fractional shares) of the Series B Preferred Stock redeemed pursuant to this Section 5, or otherwise acquired by the Corporation in any manner whatsoever, shall be returned to the Corporation's authorized, but unissued, shares of undesignated preferred stock; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series B Preferred Stock accordingly. All shares (or fractional shares) of Series B Preferred Stock which are not redeemed on the Redemption Date shall be converted into shares of Existing Common Stock in accordance with Section 4.

                                      *****

         IN WITNESS WHEREOF, NeoMedia Technologies, Inc. has caused this certificate to be executed by its Chief Financial Officer and duly authorized officer, this 28th day of February, 2002.

                                     NEOMEDIA TECHNOLOGIES, INC.

                                     By: /s/ Charles T. Jensen
                                             ---------------------------
                                             Name: Charles T. Jensen
                                             Title: Chief Financial Officer
ATTEST:

/s/ Wendi Kline